Exhibit 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Chief Financial Officer and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:  May 8, 2014

SKYWEST, INC. ANNOUNCES FIRST QUARTER 2014 RESULTS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW)  today reported a net loss of $(22.9) million, or $(0.44) per diluted share, for the quarter ended March 31, 2014, compared to net income of  $3.2 million, or $0.06 per diluted share, for the same period last year.

Quarter Summary

Due primarily to the severe weather and its related effects during the quarter ended March 31, 2014, SkyWest experienced a significantly larger pretax loss than it previously anticipated. Consistent with the experience reported by other airlines operating in the eastern United States, SkyWest experienced a significant number of flight cancellations related to a series of severe winter storms during the quarter ended March 31, 2014. Specifically, SkyWest, through its operating airlines, SkyWest Airlines, Inc. (“SkyWest Airlines”) and ExpressJet Airlines, Inc. (“ExpressJet Airlines”) cancelled a total of approximately 27,000 flights during the quarter ended March 31, 2014, of which approximately 21,000 were related to the severe weather.  As a result of these flight cancellations, SkyWest not only experienced a negative effect on total operating revenues due to block hours not flown, but also experienced increased total operating costs due to its obligations to pay flight crews for cancelled flights, as well as incurring additional maintenance and other expenses from the negative effects of the severe weather.

Following are selected statistics and financial and operating information from the quarter ended March 31, 2014, compared to the quarter ended March 31, 2013:

•                  Net income declined from $3.2 million for Q1 2013 to a net loss of $(22.9) million for Q1 2014

•                  Fully-diluted EPS declined from $0.06 for Q1 2013 to  $(0.44) for Q1 2014

•                  Block hour production declined (4.4)%, from 571,991 block hours during Q1 2013 compared to 546,813 block hours during Q1 2014

•                  Estimated aggregate negative financial impact of severe weather in Q1 2014 of $30.3 million pretax from plan

•                  Additional maintenance costs of approximately $6.2 million in Q1 2014 due to weather and general aging of the fleet

•                  Repurchased $3.1 million, or 242,250 shares of outstanding common stock

•                  Took delivery of first E175 regional jet aircraft in firm order of 40 aircraft

•                  Increased total aircraft fleet to 758 aircraft as of March 31, 2014, compared to 752 aircraft as of March 31, 2013

Outlook for 2014

With the challenges experienced in the first quarter some outlook is provided here for the remainder of 2014. It will continue to be a year of transition for SkyWest as we are working to resolve financial and operational issues with our operating airlines and work with our major partners for mutually beneficial resolutions to these challenges.  We will see continued reductions of our 50 seat aircraft and flying as indicated in the attached table to this release as well as take delivery of an estimated 23 Embraer E175 regional jet aircraft. The reduction of 50 seat aircraft coincides with capacity purchase agreement expirations on the 50 seat aircraft, the majority of which are aircraft financed by our major partners and will be returned to the major partner with no further obligation by SkyWest.  The certification process for the Embraer E175 regional jet aircraft continues as previously scheduled and we anticipate flying our first aircraft in scheduled operations later in May 2014.  This certification process will result in additional transition costs related to the launch of a new aircraft type on the SkyWest platform, including training costs.

Commenting on the results, Jerry C. Atkin, SkyWest’s Chairman and CEO, said, “Due primarily to factors outside of our control from the series of severe winter storms, we experienced a significant negative impact to our financial and operating results for the quarter ended March 31, 2014.”  He continued, “We have experienced some relief from the severe weather in the month of April and look to achieve more normalized operating and financial results in the remaining quarters for 2014. On a positive note, we continue to make good progress on our certification work for the Embraer E175 regional jet and have taken delivery of the first two of the 40 E175 aircraft order.”

Financial and Operating Results

Operating revenues totaled $772.4 million for the quarter ended March 31, 2014, compared to $803.5 million for the same period of 2013, a decrease of $31.1 million.  The decrease was due primarily to three factors, 1) a reduced amount of revenue of approximately $21.1 million from fuel expenses, certain engine overhaul amounts, landing fees and station costs which are recorded as operating revenues and are considered “pass-through amounts” under contracts with SkyWest’s major partners, 2) a reduction of approximately $20.5 million as a result of significant flight cancelations, including missed markup and margins, from weather impact and 3) increases of approximately $10.5 million from normal contract escalations in SkyWest’s contract flying and improvements in prorate flying.

Total airline expenses (consisting of total operating and interest expenses) increased approximately $10.0 million, or 1.2%, during the quarter ended March 31, 2014, compared to the same period in 2013.  However, after deducting “pass-through” costs like fuel, certain engine overhaul expenses, aircraft ownership, landing fees and station costs from total operating cost and interest expenses, the remaining total airline expenses increased $31.0 million.  Management estimates that approximately $20.1 million of the increase was due primarily to increased flight crew and maintenance labor costs related to severe weather impact and approximately $6.2 million from aircraft maintenance expenses, again related to the weather impact and general aging of SkyWest’s fleet.  Lastly, SkyWest Airlines incurred approximately $1.5 million, consisting primarily of pilot training costs, related to certification costs of the new E175 aircraft.

Under certain of its agreements with its major partners, SkyWest recognizes revenue at fixed hourly rates for mature engine maintenance on regional jet engines and recognizes engine maintenance expense on its CRJ200 Regional Jet (“CRJ200”) engines on an as-incurred basis as maintenance expense.  During the quarter ended March 31, 2014, CRJ200 engine expense under these agreements decreased $3.3 million to $6.7 million, compared to $10.0 million for the quarter ended March 31, 2013, primarily as a result of decreased engine overhaul expense due to the timing of scheduled engine maintenance events.  SkyWest was reimbursed approximately $12.4 million and $11.4 million for engine overhaul expense, under its agreements with its major partners, during the quarters ended March 31, 2014 and 2013, respectively.

Liquidity

At March 31, 2014, SkyWest had $542.7 million in cash and marketable securities, compared to $670.1 million as of December 31, 2013.  Cash and marketable securities decreased $127.4 million during the quarter ended March 31, 2014 compared to the balance as of December 31, 2013, due primarily to SkyWest’s normal recurring debt and lease payments made on a semi-annual basis, amounts spent for capital expenditures for operations and operating losses experienced at ExpressJet Airlines, primarily related to the severe weather impact.  SkyWest’s long-term debt was $1.28 billion as of March 31, 2014, compared to $1.29 billion as of March 31, 2013.  SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 5.8% discount rate, the present value of these lease obligations was approximately $1.4 billion as of March 31, 2014.

Business Developments

On May 21, 2013, SkyWest announced it had entered into a Capacity Purchase Agreement (“CPA”) with United Airlines, Inc. (“United”) to operate 40 new Embraer E175 dual-class regional jet aircraft. The CPA is for 12 years and the new aircraft are scheduled to be operated by SkyWest Airlines. Deliveries for these aircraft began in March 2014 and are expected to continue through July 2015. The aircraft are expected to start to be introduced into service for United in mid-May 2014.

Additionally, on May 21, 2013 SkyWest announced it reached an agreement with Embraer S.A. (“Embraer”) for the purchase of 100 new E175 dual-class regional jet aircraft, 40 of which are considered firm orders and are scheduled to be placed into service under the United CPA discussed above.  The remaining 60 aircraft remain conditional upon SkyWest entering into capacity purchase agreements with other major airlines. SkyWest also has an option for an additional 100 E175 dual-class regional jet aircraft.

On June 17, 2013, SkyWest and Embraer jointly announced an aircraft purchase agreement covering 100 E175-E2 dual-class regional jet aircraft and an option to purchase an additional 100 of the same aircraft.  Deliveries for these E2 aircraft are tentatively planned to start in 2020.

During 2012, SkyWest announced the award of 34 additional dual-class aircraft and the removal of 66 CRJ200 aircraft under its Delta Connection Agreements with Delta Airlines, Inc. (“Delta”).  As of May 2013, all 34 of these additional dual-class aircraft had been delivered. As of March 31, 2014 SkyWest had removed 38 (22 placed in contract with another major partner and 16 removed from SkyWest’s fleet) of the 66 CRJ200 aircraft from service and currently anticipates removing another 22

CRJ200 aircraft during 2014.  SkyWest believes the remaining six CRJ200 aircraft will be removed from its fleet in early 2015.  Additionally, 41 of the 66 CRJ200 aircraft were financed by Delta and have been returned or will be returned to Delta with no further obligation by SkyWest.

About SkyWest

SkyWest is the holding company for two scheduled passenger airline operations and an aircraft leasing company, and is headquartered in St. George, Utah. SkyWest’s scheduled passenger airline operations consist of SkyWest Airlines, also based in St. George, Utah, and ExpressJet Airlines, based in Atlanta, Georgia.  SkyWest Airlines operates as United Express, Delta Connection, American Eagle and US Airways Express carriers under contractual agreements with United, Delta, American Airlines, Inc. (“American”) and US Airways, Inc.  SkyWest Airlines also operates flights for Alaska Airlines under a contractual agreement.  ExpressJet Airlines operates as United Express, Delta Connection, and American Eagle carriers under contractual agreements with United, Delta and American. System-wide, SkyWest serves markets in the United States, Canada, Mexico and the Caribbean with approximately 3,600 daily departures and a fleet of approximately 758 regional aircraft.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “forecasts”, “expects,” “intends,” “believes,” “anticipates,” “estimates”, “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement.  Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines or ExpressJet Airlines, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release.  These factors include, but are not limited to, the prospects of entering into agreements with other carriers to fly new aircraft, uncertainties regarding operation of new aircraft, the ability to obtain certain regulatory approvals to operate new aircraft under SkyWest Airlines’ and ExpressJet Airlines’ operating certificates and the ability to obtaining financing for the aircraft.

Actual operational and financial results of SkyWest, SkyWest Airlines and ExpressJet Airlines will also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the ability of ExpressJet Airlines to realize potential synergies and other anticipated financial impacts of the consolidation of its operations, the possibility that future financial and operating results of ExpressJet Airlines may not meet SkyWest’s forecasts and the timing of ongoing consolidation of the operations of ExpressJet Airlines, if achieved.  The challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest, SkyWest Airlines and ExpressJet Airlines and their major partners regarding their contractual obligations; the financial stability of those major partners and any potential impact of their financial condition on the operations of  SkyWest, SkyWest Airlines, or ExpressJet Airlines; the resolution of current litigation with a major airline partner of SkyWest Airlines and ExpressJet Airlines; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest’s operating airlines conduct flight operations; variations in market and economic conditions; labor relationships; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; the ability to attract and retain qualified pilots and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission; including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2013, entitled “Risk Factors.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
OPERATING REVENUES:
Passenger	$755,639	$785,871
Ground handling and other	16,747	17,616
Total operating revenues	772,386	803,487

OPERATING EXPENSES:
Salaries, wages and benefits	317,642	297,396
Aircraft maintenance, materials and repairs	178,262	167,156
Aircraft fuel	47,225	49,681
Aircraft rentals	80,335	82,589
Depreciation and amortization	62,316	61,001
Station rentals and landing fees	12,194	34,088
Ground handling services	37,018	34,577
Other, net	65,168	61,438
Total operating expenses	800,160	787,926

OPERATING (LOSS) INCOME	(27,774)	15,561

OTHER INCOME (EXPENSE):

Interest income	548	1,727
Interest expense	(15,676)	(17,965)
Other, net	(273)	6,039
Total other expense, net	(15,401)	(10,199)

(LOSS) INCOME BEFORE INCOME TAXES	(43,175)	5,362
(BENEFIT) PROVISION FOR INCOME TAXES	(20,288)	2,129
NET (LOSS) INCOME	$(22,887)	$3,233

BASIC (LOSS) EARNINGS PER SHARE	$(0.44)	$0.06
DILUTED (LOSS) EARNINGS PER SHARE	$(0.44)	$0.06

Weighted average common shares:
Basic	51,467	51,763
Diluted	52,341	52,497

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SKYWEST, INC.

SUMMARY OF CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

	March 31, 2014	December 31, 2013
Cash, restricted cash, and marketable securities	$542,730	$670,094
Other current assets	867,035	794,343
Total current assets	$1,409,765	$1,464,437
Property and equipment	2,625,187	2,611,793
Deposit on aircraft	40,000	40,000
Other long term assets	127,075	116,989
Total assets	$4,202,027	$4,233,219

Current liabilities	$636,192	$620,464
Long-term liabilities	2,156,611	2,177,816
Stockholders’ equity	1,409,224	1,434,939
Total liabilities and stockholder’s equity	$4,202,027	$4,233,219

Unaudited Operating Highlights

	Three Months Ended March 31,
Operating Highlights	2014	2013	% Change
Passengers carried	13,633,415	14,033,174	(2.8)%
Revenue passenger miles (000)	7,275,600	7,244,635	0.4%
Available seat miles (000)	8,992,949	9,194,309	(2.2)%
Passenger load factor	80.9%	78.8%	2.10 pts
Passenger breakeven load factor	85.5%	79.0%	6.50 pts
Yield per revenue passenger mile	$.104	$0.108	(3.7)%
Revenue per available seat mile	$.086	$0.087	(1.1)%
Cost per available seat mile	$.091	$0.088	3.4%
Fuel cost per available seat mile	$.005	$0.005	—
Average passenger trip length	534	516	3.5%
Block hours	546,813	571,991	(4.4)%
Departures	325,324	350,252	(7.1)%

2014 Quarterly Fleet, Block Hour and ASM Production

Fleet Summary	As of March 31, 2014	As of June 30, 2014	As of September 30, 2014	As of December 31, 2014
	(Actual)	(Estimate)	(Estimate)	(Estimate)
Regional Jets:
50 seats	509	497	463	448
65-76 seats	204	211	217	226
	713	708	680	674
Turbo props:
30 seats	45	45	42	40

Totals	758	753	722	714

	Q1 14	Q2 14	Q3 14	Q4 14	Totals
	(Actual)	(Estimate)	(Estimate)	(Estimate)

Block hour production	546,813	589,235	606,210	581,682	2,323,940
ASM production	9.0b	9.1b	10.1b	9.8b	38.0b